Exhibit 99.1

Axiall Corporation Appoints Dean Adelman Vice President of Human Resources

ATLANTA – February 4, 2013 – Axiall Corporation (NYSE: AXLL) today announced the appointment of Dean Adelman as vice president of human resources, effective immediately. Adelman succeeds James Worrell, who has assumed the newly created position of vice president of corporate administration and communications.

Prior to joining Axiall, Adelman was senior vice president, human resources and chief administrative officer at BlueLinx Corporation, the largest distributor of building products in the United States. Earlier, Adelman served as vice president of human resources for Corrections Corporation of America and for Arby’s Inc., and as senior counsel, employment and human resources, at global building materials and paper company Georgia-Pacific.

“We are pleased to welcome Dean to Axiall,” said Paul Carrico, president and chief executive officer. “Dean brings more than two decades of significant human resources leadership experience to this position, including a strong understanding of the building products business, which constitutes more than half of our 6,000-employee workforce.”

Adelman holds a bachelor of arts and a juris doctor degree from the University of Georgia and an MBA from Northwestern University’s Kellogg School of Management.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. It is an international manufacturer of chlor-alkali and derivatives, chlorovinyls and aromatics products including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. It also manufactures vinyl-based building and home improvement products that are marketed under the Royal Building Products and Exterior Portfolio brands, including window and door profiles, siding, mouldings, pipe and pipe fittings, and decking. Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

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